Room 4561

      October 12, 2005

Mr. Edward Munden
Director, Chairman, President and
Chief Executive Officer
DataJungle Software, Inc.
1 Hines Road, Suite 202
Ottawa, Ontario, Canada K2K 3C7


      Re:	DataJungle Software, Inc.
   Form 10-KSB for the year ended December 31, 2004
Filed March 31, 2005
   File No. 001-05996

Dear Mr. Munden:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
Page 1